UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): November 26, 2007

IAS ENERGY, INC.
(Exact name of registrant as specified in its charter)

OREGON	0-21255	91-1063549
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification
incorporation)		No.)

240 – 11780 HAMMERSMITH WAY
RICHMOND, BRITISH COLUMBIA V7A 5E9, CANADA
(Address of principal executive offices)

(604) 278-5996
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On November 26, 2007 IAS Energy, Inc. (the “Company” or “IAS”) entered into an option agreement (“Option Agreement”) with each of the two shareholders of Power Telecom Limited, (Mr. Samuel Kam [“Kam”] and Biotonus Clinique Bon Port (Hong Kong) Limited [“Biotonus”]; together Kam and Biotonus shall be referred to as the “Vendors”) and Power Telecom Limited (“Power Telecom”), a company incorporated in Hong Kong, to acquire up to a 100% interest in Power Telecom, which owns a 100% beneficial interest in www.video1314.com (“Video 1314”) a Chinese Web 2.0 platform similar to YouTube (www.youtube.com).

Pursuant to the Option Agreement, the Vendors have granted the Company a series of irrevocable exclusive options to purchase up to 100% of the shares of Power Telecom. The Company may issue up to 50 million shares of common stock of the Company in exchange for up to all outstanding shares of Power Telecom held by the Vendors. Additionally, the Company may invest up to an aggregate of US$650,000 cash in Power Telecom as a capital contribution. On October 23, 2007, the Company entered into a letter of intent with the Vendors and Power Telecom, and paid Power Telecom the sum of US$50,000 (Form 8-K filed October 26, 2007).

The Company is receiving a series of options only to purchase the shares of Power Telecom and is under no obligation to exercise the options in whole or in part. The Company may elect to exercise only one or some of the series of options granted hereunder. If the Company elects only to exercise one or some of the series of options granted hereunder, it will retain the percentage of Power Telecom that it has already purchased.

The Company shall also issue up to five million shares of common stock of the Company to Ramon Mabanta as a finder’s fee. Such finder’s fee shares shall be subject to a lock-up agreement.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(a)	FINANCIAL STATEMENTS OF BUSINESS ACQUIRED. Not applicable.

(b)	PRO FORMA FINANCIAL INFORMATION. Not applicable.

(c)	EXHIBITS.

Exhibit 10.1	- Option Agreement signed effective November 26, 2007

Exhibit 99.1	- News Release dated November 28, 2007.

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: November 28, 2007	IAS Energy, Inc.

By: /s/ John G. Robertson
John G. Robertson, President
(Principal Executive Officer)